Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	916-403-2790
Investorrelations@pacificethanol.com		paulk@pacificethanol.com

Pacific Ethanol Reports Second Quarter 2015 Results

- Completes Aventine Renewable Energy acquisition -

- Reaches settlement with the Aurora Cooperative -

Sacramento, CA, July 29, 2015 – Pacific Ethanol, Inc. (NASDAQ: PEIX), a leading producer and marketer of low-carbon renewable fuels in the United States, reported its financial results for the three- and six-months ended June 30, 2015.

Second quarter 2015 Financial Highlights

•	Net sales of $227.6 million
•	Gross profit of $6.3 million
•	Operating income of $2.3 million
•	EPS of $0.03
•	Adjusted EBITDA of $5.4 million
•	Record total gallons sold of 140.7 million

Neil Koehler, the company’s president and CEO, stated: “Our second quarter 2015 financial results reflect improved performance as we grew net sales 10% sequentially while reporting a record total gallons sold. With ethanol now integral to the U.S. transportation fuel supply and ethanol demand expanding in both the U.S. and world markets, we are confident in the growth opportunities for our business.

“On July 1, 2015, we closed our stock-for-stock acquisition of Aventine Renewable Energy, establishing Pacific Ethanol as the sixth largest producer of ethanol in the U.S. with a strong presence across the entire ethanol value chain. As a result of the acquisition, we have expanded our mission statement: we now aim to be the leading producer and marketer of low-carbon renewable fuels in the United States.

“In the second quarter we accomplished several other important strategic initiatives. We fully consolidated ownership of the four western Pacific Ethanol plants which reduces administrative costs and increases our earnings capacity. With the initiation of corn oil production at our Boardman, Oregon facility, we are now producing corn oil at all of our eight plants.

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“Significantly, we also just reached a settlement with the Aurora Cooperative, which dismisses all outstanding litigation with the co-op. This very positive development facilitates a mutually beneficial commercial relationship that expands our corn purchase options and should improve the value of our co-product feed,” concluded Koehler.

Bryon McGregor, the company's CFO, stated, “As we integrate the Aventine business, our objective over time is to generate synergistic benefits of at least $1.0 million per month in increased efficiencies and reduced expenses. As the Aventine business will be consolidated into our financial results beginning in the third quarter of 2015, we expect an SG&A run rate of approximately $7.0 million and capital expenditures of approximately $10.0 million per quarter through year end. In July, we increased our Wells Fargo line of credit to $75.0 million to support the working capital needs of the combined company and retired Aventine’s more expensive legacy line of credit. We are evaluating opportunities to consolidate and refinance our term debt with the intent to lower our overall cost of borrowing.”

Financial Results for the Three Months Ended June 30, 2015

Net sales were $227.6 million for the second quarter of 2015, a decrease of 29% when compared to $321.1 million for the second quarter of 2014. The decline in net sales was attributable to a decrease in the average sales price per gallon of ethanol, partially offset by an increase in total gallons sold.

Gross profit was $6.3 million for the second quarter of 2015, compared $33.6 million for the second quarter of 2014, reflecting a decrease in production margins compared to the prior year.

Selling, general and administrative ("SG&A") expenses were $4.0 million for the second quarter of 2015, compared to $4.3 million for the second quarter of 2014.

Operating income for the second quarter of 2015 was $2.3 million, compared to $29.3 million for the second quarter of 2014.

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Interest expense, net for the second quarter of 2015 was $1.0 million, compared to $2.9 million for the second quarter of 2014. The lower interest expense is related to a reduction in the company's average outstanding debt balances.

Provision for income taxes for the second quarter of 2015 was $0.5 million, compared to $7.2 million for the second quarter of 2014.

Net income available to common stockholders for the second quarter of 2015 was $0.7 million, or $0.03 per diluted share, compared to $15.3 million, or $0.68 per diluted share, for the second quarter of 2014.

Adjusted EBITDA was $5.4 million for the second quarter of 2015, compared to $27.8 million for the second quarter of 2014.

Cash and cash equivalents were $49.3 million at June 30, 2015, compared to $62.1 million at December 31, 2014. The reduction in cash reflects debt payments of $12.0 million and capital expenditures of $12.2 million, which were partially offset by cash flows from operations of $11.4 million.

Financial Results for the Six Months Ended June 30, 2015

Net sales were $433.8 million for the first six months of 2015, compared to $575.7 million for the same period of 2014.

Gross profit was $5.3 million for the first six months of 2015, compared to $72.1 million for the same period of 2014.

SG&A expenses were $8.9 million and included approximately $1.3 million in Aventine acquisition -related expenses for the first six months of 2015, compared to SG&A expenses of $8.0 million for the same period of 2014.

Operating loss for the first six months of 2015 was $3.6 million, compared to operating income of $64.1 million for the same period of 2014.

Net loss available to common stockholders was $4.0 million for the first six months of 2015, compared to net income of $4.1 million for the same period of 2014.

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Adjusted EBITDA was $2.7 million, compared to $63.2 million for the same period of 2014. The 2014 period includes approximately $35.4 million in fair value adjustments and warrant inducements.

Q2 Results Conference Call

Management will host a conference call at 8:00 a.m. PT/11:00 a.m. ET on July 30, 2015. Neil Koehler, Chief Executive Officer, and Bryon McGregor, Chief Financial Officer, will deliver prepared remarks followed by a question and answer session. The webcast for the call can be accessed from Pacific Ethanol's website at www.pacificethanol.com. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1-(970) 315-0267. The pass code will be 93541781#.

If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol's website for one year. In addition, a telephonic replay will be available at 2:00 p.m. Eastern Time on Thursday, July 30, 2015 through 11:59 p.m. Eastern Time on Thursday, August 6, 2015. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 93541781#.

Use of Non-GAAP Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles ("GAAP") are useful measures of operations. The company defines Adjusted Net Earnings (Loss) as unaudited earnings (loss) before fair value adjustments and warrant inducements and gain (loss) on extinguishments of debt. The company defines Adjusted EBITDA as unaudited net income (loss) attributed to Pacific Ethanol before interest, provision for income taxes, depreciation and amortization, fair value adjustments and warrant inducements and noncash gain (loss) on extinguishments of debt. Tables are provided at the end of this release that provide a reconciliation of Adjusted Net Earnings (Loss) and Adjusted EBITDA to their most directly comparable GAAP measures. Management provides these non-GAAP measures so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company's performance on a period-over-period basis. Adjusted Net Earnings (Loss) and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered alternatives to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted Net Earnings (Loss) and Adjusted EBITDA have limitations as analytical tools and you should not consider these measures in isolation or as a substitute for analysis of the company's results as reported under GAAP.

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About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (PEIX) is the leading producer and marketer of low-carbon renewable fuels in the Western United States. With the addition of four Midwestern ethanol plants in July 2015, Pacific Ethanol more than doubled the scale of its operations, entered new markets, and expanded its mission to be the industry leader in the production and marketing of low carbon renewable fuels. Pacific Ethanol owns and operates eight ethanol production facilities, four in the Western states of California, Oregon and Idaho, and four in the Midwestern states of Illinois and Nebraska. The plants have a combined production capacity of 515 million gallons per year, produce over one million tons per year of ethanol co-products such as wet and dry distillers grains, wet and dry corn gluten feed, condensed distillers solubles, corn gluten meal, corn germ, corn oil, distillers yeast and CO2. Pacific Ethanol markets and distributes ethanol and co-products domestically and internationally. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets all ethanol for the Pacific Ethanol plants as well as for third parties, with over 800 million gallons of ethanol marketed annually based on historical volumes. Pacific Ethanol’s subsidiary, Pacific Ag. Products LLC, markets wet and dry distillers grains. For more information please visit www.pacificethanol.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements and information contained in this communication that refer to or include the Pacific Ethanol’s estimated or anticipated future results or other non-historical expressions of fact are forward-looking statements that reflect Pacific Ethanol’s current perspective of existing trends and information as of the date of the communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, market conditions, including the supply of and demand for ethanol and co-products, as well as margins, commodity prices and export conditions; statements about the benefits of the full consolidated ownership by Pacific Ethanol of the Pacific Ethanol plants; statements about the benefits of Pacific Ethanol’s settlement with the Aurora Cooperative; statements about the benefits of the Aventine acquisition, including future financial and operating results, synergies and cost savings that may result from the acquisition; statements about Pacific Ethanol’s expected SG&A expenses and capital expenditures; and Pacific Ethanol’s other plans, objectives, expectations and intentions. It is important to note that Pacific Ethanol’s plans, objectives, expectations and intentions are not predictions of actual performance. Actual results may differ materially from Pacific Ethanol’s current expectations depending upon a number of factors affecting Pacific Ethanol’s business and risks associated with acquisition transactions. These factors include, among others, adverse economic and market conditions, including for ethanol and its co-products; raw material costs, including ethanol production input costs; changes in governmental regulations and policies; and insufficient capital resources. These factors also include, among others, the inherent uncertainty associated with financial and other projections; integration of Aventine and the ability to recognize the anticipated synergies and benefits of the Aventine acquisition; the anticipated size of the markets and continued demand for Pacific Ethanol’s products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the ethanol production and marketing industries; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; changes in generally accepted accounting principles; successful compliance with governmental regulations applicable to Pacific Ethanol’s facilities, products and/or businesses; changes in the laws and regulations; changes in tax laws or interpretations that could increase Pacific Ethanol’s consolidated tax liabilities; the loss of key senior management or staff; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in the Company’s Form 10-Q filed with the Securities and Exchange Commission on May 11, 2015.

[Tables Follow]

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PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net sales	$227,621	$321,144	$433,797	$575,687
Cost of goods sold	221,367	287,568	428,530	503,566
Gross profit	6,254	33,576	5,267	72,121
Selling, general and administrative expenses	3,993	4,315	8,898	7,985
Income (loss) from operations	2,261	29,261	(3,631)	64,136
Fair value adjustments and warrant inducements	384	485	211	(35,359)
Interest expense, net	(1,005)	(2,886)	(2,020)	(7,237)
Loss on extinguishments of debt	–	(2,363)	–	(2,363)
Other expense, net	(58)	(335)	(187)	(562)
Income (loss) before provision for income taxes	1,582	24,162	(5,627)	18,615
Provision (benefit) for income taxes	530	7,196	(2,170)	10,466
Consolidated net income (loss)	1,052	16,966	(3,457)	8,149
Net (income) loss attributed to noncontrolling interests	(42)	(1,394)	87	(3,403)
Net income (loss) attributed to Pacific Ethanol	$1,010	$15,572	$(3,370)	$4,746
Preferred stock dividends	$(315)	$(315)	$(627)	$(627)
Net Income (loss) available to common stockholders	$695	$15,257	$(3,997)	$4,119
Net income (loss) per share, basic	$0.03	$0.77	$(0.16)	$0.23
Net income (loss) per share, diluted	$0.03	$0.68	$(0.16)	$0.20
Weighted-average shares outstanding, basic	24,268	19,903	24,589	18,053
Weighted-average shares outstanding, diluted	24,837	22,276	24,589	20,514

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	June 30,	December 31,
ASSETS	2015	2014
Current Assets:
Cash and cash equivalents	$49,262	$62,084
Accounts receivable, net	28,591	34,612
Inventories	18,871	18,550
Prepaid inventory	8,014	11,595
Other current assets	12,926	12,710
Total current assets	117,664	139,551
Property and equipment, net	160,828	155,302
Other Assets:
Intangible assets, net	2,678	2,786
Other assets	1,776	1,863
Total other assets	4,454	4,649
Total Assets	$282,946	$299,502

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	June 30,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2015	2014
Current Liabilities:
Accounts payable – trade	$20,307	$13,122
Accrued liabilities	3,305	6,203
Current portion – capital leases	1,735	4,077
Other current liabilities	593	2,045
Total current liabilities	25,940	25,447

Long-term debt, net of current portion	25,559	34,533
Capital leases, net of current portion	1,707	2,055
Warrant liabilities at fair value	1,703	1,986
Deferred tax liabilities	17,040	17,040
Other liabilities	427	459
Total Liabilities	72,376	81,520

Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 0 shares issued and outstanding as of June 30, 2015 and December 31, 2014 Series B: 927 shares issued and outstanding as of June 30, 2015 and December 31, 2014	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 24,694 and 24,499 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	25	25
Additional paid-in capital	726,873	725,813
Accumulated deficit	(516,329)	(512,332)
Total Pacific Ethanol, Inc. Stockholders’ Equity	210,570	213,507
Noncontrolling interests	–	4,475
Total Stockholders’ Equity	210,570	217,982
Total Liabilities and Stockholders’ Equity	$282,946	$299,502
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Reconciliation of Adjusted Net Earnings (Loss) to Net Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands) (unaudited)	2015	2014	2015	2014
Net income (loss) available to common stockholders	$695	$15,257	$(3,997)	$4,119
Adjustments:
Fair value adjustments and warrant inducements	(384)	(485)	(211)	35,359
Extinguishments of debt	0	2,363	0	2,363
Total adjustments	(384)	1,878	(211)	37,722
Adjusted Net Earnings (Loss)	$311	$17,135	$(4,208)	$41,841

Adjusted Net Earnings (Loss) per share - diluted	$0.01	$0.77	$(0.17)	$2.04
Weighted-average shares outstanding, diluted	24,837	22,276	24,589	20,514

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Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands) (unaudited)	2015	2014	2015	2014
Net income (loss) attributed to Pacific Ethanol	$1,010	$15,572	$(3,370)	$4,746
Adjustments:
Interest expense*	943	2,551	1,864	6,595
Provision (benefit) for income taxes	530	7,196	(2,170)	10,466
Fair value adjustments and warrant inducements	(384)	(485)	(211)	35,359
Depreciation and amortization expense*	3,272	2,989	6,564	6,052
Total adjustments	4,361	12,251	6,047	58,472
Adjusted EBITDA	$5,371	$27,823	$2,677	$63,218

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* Adjusted for noncontrolling interests.

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Commodity Price Performance

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2015	2014	2015	2014
Ethanol production gallons sold (in millions)	47.5	46.5	92.1	86.3
Ethanol third party gallons sold (in millions)	93.2	85.7	184.3	158.6
Total ethanol gallons sold (in millions)	140.7	132.2	276.4	244.9
Average ethanol sales price per gallon	$1.76	$2.78	$1.71	$2.75
Average CBOT ethanol price per gallon	$1.58	$2.25	$1.51	$2.23
Corn cost – CBOT equivalent	$3.67	$4.84	$3.77	$4.67
Average basis	0.95	1.13	0.94	1.20
Delivered corn cost	$4.62	$5.97	$4.71	$5.87
Total co-product tons sold (in thousands)	372.8	373.9	728.1	715.8
Co-product return % (1)	32.8%	39.5%	33.3%	35.3%

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(1) Co-product revenue as a percentage of delivered cost of corn.

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